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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12
Sylvan Learning Systems, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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YOUR VOTE IS IMPORTANT. Please sign, date and return the enclosed proxy card promptly, whether or not you plan to attend the Sylvan Learning Systems, Inc. Annual Meeting.

SYLVAN LEARNING SYSTEMS, INC.
1001 Fleet Street
Baltimore, Maryland 21202

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 17, 2003

To the Stockholders of Sylvan Learning Systems, Inc.:

        Notice is hereby given that the Annual Meeting of Stockholders of Sylvan Learning Systems, Inc. ("Sylvan") will be held at Pier Five Hotel, 711 Eastern Ave., Baltimore, Maryland 21202, on June 17, 2003 at 10:00 a.m., Eastern Time, for the following purposes:

  I.
  To elect three Class III directors.

  II.
  To ratify the selection of Ernst & Young LLP as the independent auditors of Sylvan for the year ending December 31, 2003.

  III.
  To transact such other business as may properly come before the meeting.

        Accompanying this notice is a Proxy Card and Proxy Statement. A copy of Sylvan's Annual Report for the year ended December 31, 2002 will be mailed out to stockholders at a later date. Whether or not you expect to be present at the Annual Meeting, please sign and date the Proxy Card and return it in the enclosed envelope provided for that purpose prior to the date of the Annual Meeting. The Proxy may be revoked at any time prior to the time that it is voted at the Annual Meeting. The Board of Directors fixed April 28, 2003 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. Only stockholders of record at the close of business on April 28, 2003 will be entitled to vote at the Annual Meeting.

        You are cordially invited to attend the Annual Meeting, and you may vote in person even though you have returned your Proxy Card.

                      BY ORDER OF THE BOARD OF DIRECTORS
                      Robert W. Zentz
                      Secretary

Baltimore, Maryland
April 30, 2003

SYLVAN LEARNING SYSTEMS, INC.
1001 Fleet Street
Baltimore, Maryland 21202
(410) 843-8000

PROXY STATEMENT

INTRODUCTION

        This Proxy Statement and the accompanying proxy are furnished to stockholders of Sylvan Learning Systems, Inc. ("Sylvan") in connection with the solicitation of proxies by Sylvan's Board of Directors to be used at the Annual Meeting of Stockholders described in the accompanying notice and at any adjournments thereof (the "Annual Meeting"). The purpose of the Annual Meeting is to: 1) elect three Class III directors, 2) ratify the selection of Ernst & Young LLP as independent auditors of Sylvan for the year ending December 31, 2003 and 3) transact such other business as may properly come before the Annual Meeting. This Proxy Statement and the accompanying proxy are first being sent to stockholders on or about May 9, 2003.

        The record of stockholders entitled to notice of and to vote at the Annual Meeting was taken as of the close of business on April 28, 2003 (the "Record Date"). On the Record Date, there were outstanding and entitled to vote 40,969,365 shares of Common Stock, par value $.01 per share (the "Sylvan Common Stock").

        The presence, in person or by proxy, of the holders of a majority of the shares of Sylvan Common Stock issued and outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum at the meeting. In the election of directors, each share of Sylvan Common Stock may be voted for as many individuals as there are directors to be elected. Votes may be cast "FOR" the election of a director; cumulative voting is not permitted. Those individuals receiving the highest number of votes "FOR" election to the Board of Directors shall be considered duly elected. A proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be counted in the election of directors although it will be counted for purposes of determining whether a quorum is present. For all matters except the election of directors, each share is entitled to one vote. The affirmative vote of a majority of the shares of Sylvan Common Stock present in person or represented by proxy at the Annual Meeting is required for approval and/or ratification of all matters (other than the election of directors) being submitted to the stockholders for their consideration. An automated system administered by Sylvan's transfer agent will be used to tabulate the votes. Abstentions, votes against or withholding approval and broker non-votes will be counted to determine whether a quorum is present. Abstentions and votes against or withholding approval will be counted as votes against any given proposal, whereas broker non-votes will not be counted in determining whether a particular proposal has been approved by the stockholders.

        This solicitation is being made primarily by mail, but Sylvan directors, officers and employees may also engage in the solicitation of proxies by telephone. Sylvan is paying the cost of soliciting proxies. Sylvan will not pay compensation in connection with the solicitation of proxies, except as reimbursement to brokers, custodians, nominees and other record holders for their reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners.

Voting By Proxy

        The Board of Directors has selected Douglas L. Becker to act as proxy with full power of substitution. Any stockholder executing a proxy has the power to revoke the proxy at any time before it is voted at the Annual Meeting. This right of revocation is not limited or subject to compliance with any formal procedure. Any stockholder may attend the meeting and vote in person, whether or not he has previously given a proxy.

        With respect to the proposal regarding election of directors, stockholders may (a) vote in favor of all nominees, (b) withhold their votes as to all nominees or (c) withhold their votes as to specific nominees by so indicating in the appropriate space on the enclosed proxy card. With respect to the proposal to approve and ratify the appointment of Ernst & Young LLP as Sylvan's independent auditors for the year ending December 31, 2003, stockholders may (i) vote "for", (ii) vote "against" or (iii) abstain from voting as to such matter. All properly executed proxy cards delivered by stockholders and not revoked will be voted at the Annual Meeting in accordance with the directions given. If no specific instructions are given with regard to the matters to be voted upon, the shares represented by a properly executed proxy card will be voted "FOR" the election of each of management's nominees for director and ratification of the appointment of Ernst & Young LLP as Sylvan's independent auditors. Management knows of no other matters that may come before the Annual Meeting for consideration by the stockholders. However, if any other matters properly come before the Annual Meeting, the person named in the enclosed proxy card as proxy will vote upon such matters in accordance with his judgment.

        Stockholders who do not expect to attend the Annual Meeting in person are urged to execute and return the enclosed proxy card promptly. Any stockholder delivering a proxy has the power to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of Sylvan, by executing and delivering to the Secretary a proxy card bearing a later date, or by voting in person at the Annual Meeting. Any stockholder also may be represented by another person at the Annual Meeting by executing a form of proxy designating such person to act on the stockholder's behalf at the Annual Meeting.

        IF YOU DECIDE TO VOTE BY PROXY, YOUR PROXY CARD WILL BE VALID ONLY IF YOU SIGN, DATE AND RETURN IT BEFORE THE ANNUAL MEETING.

I.    ELECTION OF SYLVAN DIRECTORS

        The Board of Directors is comprised of nine persons separated into three classes, with each class serving a three-year term. R. William Pollock, Laurence M. Berg and Michael S. Gross currently serve in Class III and are subject to re-election for a three-year term beginning at the 2003 Annual Meeting. Messrs. Pollock and Berg are nominated for re-election. However, Mr. Gross has decided not to seek re-election, and the Board has nominated Wolf H. Hengst in his place for a full three-year term as a Class III director. Three directors serve in Class I and will be subject to re-election for a three-year term beginning at the 2004 Annual Meeting. Three directors serve in Class II and will be subject to re-election for a three-year term beginning at the 2005 Annual Meeting.

        On March 10, 2003, Sylvan announced it had signed an agreement with Educate Operating Company, LLC (Educate), a newly formed entity associated with Apollo Management, L.P, whereby Educate would acquire Sylvan's retail and institutional K-12 tutoring businesses, Sylvan Learning Center, Schulerhilfe, and Sylvan Education Solutions, as well as Sylvan's ownership interests in the online, interactive tutoring provider, eSylvan, Inc., and Connections Academy, Inc., a developer of virtual charter schools. Educate will remain in Baltimore and will own all rights to the Sylvan brand name. Sylvan intends to change its corporate name and trading symbol within one year following completion of the transaction.

        Sylvan will focus exclusively on the international and online university business. As part of the transaction, Sylvan Ventures will be disbanded and Sylvan will receive ownership interests in the online universities, Walden University and National Technological University previously held by Sylvan Ventures.

        The agreement calls for Sylvan to receive:

  •
  $117 million in cash

  •
  A $55 million, six-year subordinated note paying 12% annual interest

  •
  Retirement of up to 75% of Sylvan's outstanding convertible debentures held by Apollo Management, with a face value of $60 million at a conversion price of $15.74 per share, which are convertible into 3.8 million shares of Sylvan common stock outstanding following the completion of the transaction. This leaves $35 million of the convertible debentures outstanding. All debentures bear a 5% annual interest coupon.

  •
  Apollo Management's preferred interest in Sylvan Ventures, valued at approximately $45 million, with the concurrent termination of Sylvan Ventures.

  •
  As much as $13 million in deferred or contingent consideration, mostly depending on the performance of Connections Academy, Inc., a former Sylvan Ventures portfolio company.

        The transaction will result in the elimination of various consent and governance rights that had been held by Apollo Management. Apollo Management's representation on the Sylvan Board of Directors will be reduced to one member from its current two, with Messers. Berg and Gross currently active as Apollo Management's representatives on the Sylvan Board of Directors. As a result of the new agreement with Apollo Management, Mr. Hengst has been nominated to replace Mr. Gross.

        Each of the nominees has agreed to serve as a director if elected. If any of the nominees cannot serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees. If that happens, we will vote all valid proxies for the election of the substitute nominee or nominees. The Board of Directors may also decide to leave the Board seat or seats open until a suitable candidate or candidates are located, or it may decide to reduce the size of the Board.

        The individuals receiving the highest number of votes "FOR" election to the Board of Directors will be considered duly elected.

        The Board of Directors unanimously recommends that stockholders vote "FOR" the three nominees for directors.

Information Concerning Nominees

        The following table presents information concerning the persons nominated by the Board of Directors for election at the Annual Meeting as Class III directors. Information with respect to the number of shares of the Sylvan Common Stock beneficially owned by each of the nominees, directly or indirectly, appears on page 20 of this Proxy Statement.

Name and Age	Director Since	Nominated for Term Expiring	Principal Occupation, Directorships with Public Companies and other Information
R. William Pollock (74)	December 1995	2006 Annual Meeting	Mr. Pollock serves as Chairman of the Board of Drake Holdings Limited, a company which owns interests in various businesses throughout the world. He is also one of the prior owners of Drake Prometric, L.P., acquired by Sylvan in 1995 and sold in 2000. Mr. Pollock founded Drake International Inc. in Canada in 1951. Mr. Pollock is also a director of DiscoverWare Inc. in Canada.
Laurence M. Berg (37)	June 2000	2006 Annual Meeting
Mr. Berg has been a principal with Apollo Advisors, L.P. since 1995, which together with its affiliates, serves as managing general partner of Apollo Investment Funds, a series of private securities investment funds. Mr. Berg is also a director of AMC Entertainment Inc. and Rent-A-Center, Inc.
Wolf H. Hengst (59)	—	2006 Annual Meeting
Mr. Hengst has been President of the Worldwide Hotel Operations for Four Seasons Hotels and Resorts (Four Seasons) since 1998. He joined the company in 1978 as opening general manager of Four Seasons Hotel Washington, D.C. Prior to being named President in 1998, Mr. Hengst held various positions within Four Seasons including Executive Vice Presdent, Operations, President of Regent International Hotels beginning in 1992, Vice President in charge of Eastern North America, Mexico and Europe beginning in 1987, Corporate Vice President in beginning 1985 and Regional Vice President/General Manager of Four Seasons Hotel in Houston beginning in 1981.

Information Concerning Continuing Directors

Name and Age	Director Since	Term Expires	Principal Occupation, Directorships with Public Companies and other Information
Douglas L. Becker (37)	December 1986	2004 Annual Meeting	Mr. Becker has been Chairman and Chief Executive Officer of Sylvan since February 2000. Previously, he was President and Co-Chief Executive Officer of Sylvan since April 1993. From February 1991 until April 1993, Mr. Becker was the Chief Executive Officer of the Sylvan Learning Center Division of Sylvan. Mr. Becker also serves as a director of Constellation Energy Corporation.
James H. McGuire (59)	December 1995	2004 Annual Meeting
Mr. McGuire has served as President of NJK Holding Company since 1992. NJK Holding Company controls some of the interests of Nasser J. Kazeminy (one of the prior owners of Drake Prometric, L.P., acquired by Sylvan in 1995 and sold in 2000) in various businesses throughout the country. Mr. McGuire is also a director of Digital Insight Corporation.
Richard W. Riley (69)	June 2001	2004 Annual Meeting
Mr. Riley is currently a partner with the law firm of Nelson Mullins Riley & Scarborough in South Carolina. From 1992 until 2001, Mr. Riley served as U.S. Secretary of Education during the Clinton Administration. Mr. Riley was Governor of South Carolina from 1978 through 1985.
R. Christopher Hoehn-Saric (40)	December 1986	2005 Annual Meeting
In February 2000, Mr. Hoehn-Saric assumed the leadership position of Sylvan's venture subsidiary as Chairman and Chief Executive Officer. Previously, Mr. Hoehn-Saric served as Chairman and Co-Chief Executive Officer of Sylvan since April 1993 and was President of Sylvan from 1988 until 1992.
John A. Miller (49)	October 2001	2005 Annual Meeting
Mr. Miller has been the President since 1987 of North American Corporation of Illinois, a multi-divisional supplier and solutions provider specializing in industrial paper products, specialty packaging, and other commercial consumables. Mr. Miller is also a director of Atlantic Premium Brands and Alberto Culver Company.

David A. Wilson (61)	June 2002	2005 Annual Meeting
Mr. Wilson has been President and CEO of the Graduate Management Admission Council, a not-for-profit education association dedicated to creating access to graduate management and professional education, since 1995 and that provides the GMAT (Graduate Management Admission Test). From 1978 to 1994 Mr. Wilson was a managing partner of Ernst & Young LLP. Mr. Wilson is also a director of the National Board of Junior Achievement and the Board of Directors and Conseil Administration of the Conférie de la Chaîne des Rôtisseurs.

Information Regarding the Sylvan Board, Committees and Remuneration

        During calendar year 2002, there were five regular meetings and seven special meetings of the Board of Directors of Sylvan. Each director attended at least 75% of the combined total number of meetings of the Board and Board Committees of which he or she were a member. The Sylvan Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating Committee. In September 2002, the Sylvan Board formed a Special Committee of Independent Directors.

        The Audit Committee meets with Sylvan's independent accountants to review: (i) whether satisfactory accounting procedures are being followed by Sylvan and whether its internal accounting controls are adequate, and (ii) to monitor non-audit services performed by the independent accountants and review fees charged by the independent accountants. The Audit Committee also selects annually the firm of independent accountants to audit the Company's financial statements. During 2002, non-employee directors James H. McGuire, John A. Miller and Laurence M. Berg were the members of the Audit Committee. David A. Wilson joined the Committee and replaced Laurence M. Berg as Chairman of the Audit Committee in January 2003. There were six meetings of the Audit Committee during 2002. The report of the Audit Committee required by the rules of the Securities and Exchange Commission is included in this Proxy Statement.

        The Compensation Committee establishes the compensation for executive officers of Sylvan and generally reviews benefits and compensation for all officers and employees. It also administers Sylvan's stock option plans. Non-employee directors James H. McGuire, Laurence M. Berg and John A. Miller were the members of the Compensation Committee, which met on three occasions during 2002. The report of the Compensation Committee required by the rules of the Securities and Exchange Commission is included in this Proxy Statement.

        The Nominating Committee screens and evaluates candidates for vacancies on the Sylvan Board of Directors and committees thereof and reviews Board compensation matters. During 2002, non-employee directors Richard Riley and R. William Pollock were the members of the Nominating Committee, which met on one occasion. Under our Bylaws, nominations for director may be made only by the Board of Directors or a committee thereof or by a stockholder of record who delivers notice along with the additional information and materials required by our Bylaws to our corporate Secretary not less than 90 days and no more than 120 days before the first anniversary date of the mailing date for the preceding year's annual meeting. For our annual meeting in 2004, we must receive this notice on or after December 16, 2003 and on or before January 15, 2004. You may obtain a copy of our

Bylaws by writing to our corporate Secretary, Sylvan Learning Systems, Inc., 1001 Fleet Street, Baltimore, Maryland 21202. A copy of our Bylaws has been filed with the SEC.

        The Special Committee consists of James H. McGuire, John A. Miller, R. William Pollock and David A. Wilson. The purpose of the Special Committee was to represent the rights and interests of the public holders of Sylvan Common Stock with respect to any purchase of an interest in Sylvan Ventures LLC and any sale of Sylvan's K-12 education assets to Apollo Management LLP or other outside investor. There were 19 meetings of the Special Committee between September and December 2002.

        Directors who are not employees of Sylvan receive compensation of $15,000 per year for service on the Sylvan Board, $5,000 per year for service as the Chairman of the Compensation, Audit or Nominating Committee, $1,200 per regular meeting of the Board and $1,200 per committee meeting up to a maximum of $7,200 (currently Mr. Pollock does not receive compensation from Sylvan). For service as a member of the Special Committee, each director received a fee of $1,500 for each telephonic meeting, $4,000 for each meeting, attended by a director, which has been scheduled for personal attendance by the directors, and $200 per hour for work performed by Special Committee members on the business of the Committee outside of meetings of the Committee. The Chairman of the Special Committee received $10,000 per month for each month of service. All directors are reimbursed for their out-of-pocket expenses in connection with attending meetings. Under the 1998 Stock Incentive Plan, each non-employee director, upon appointment, election or re-election to the Sylvan Board, and continuation of service on the Sylvan Board as of the anniversary of election or appointment as long as he or she continues as a director, is granted a vested option to purchase 5,000 shares of Sylvan Common Stock at an exercise price equal to the fair market value of the stock on the date of the grant.

Section 16(a) Beneficial Ownership Reporting Compliance

        Based upon our records and other information in our possession, we believe all of our directors and executive officers and other stockholders who may own more than 10% of Sylvan Common Stock have complied with the requirements of the Securities and Exchange Commission to report ownership and transactions which change ownership.

Certain Relationships and Related Transactions

        Messers. Becker and Hoehn-Saric each hold fully vested options to purchase approximately 3.5% of the common stock of Sylvan International B.V. ("SIBV") at a total exercise price of $1,716,750 and Mr. Raph Appadoo, Presdient and Chief Executive Officer of Sylvan International Universities, holds options to purchase approximately 3.0% of the common stock of SIBV, subject to a five-year vesting schedule, at a total exercise price of $1,299,375.

        As additional compensation, pursuant to the Employment Agreements of each Mr. Becker and Mr. Hoehn-Saric, the Membership Profit Interest Plan (the "Profit Interest Plan") of Sylvan Ventures, LLC ("Sylvan Ventures"), and the related Membership Profit Interest Grant Agreements effective June 30, 2000, Sylvan Ventures granted a profit interest of 15 Common Units to Mr. Becker and a profit interest of 40 Common Units to Mr. Hoehn-Saric, representing the right to receive a maximum of 3% and 8%, respectively, of Sylvan Ventures' profits. Mr. Becker's profit interest vests as follows: 3.75 Common Units vested on February 24, 2001, and 0.3125 Common Units vest monthly thereafter for 36 months. Mr. Hoehn-Saric's profit interest vests as follows: 10 Common Units vested on June 30, 2000, 7.5 Common Units vested on February 24, 2001, and 0.625 Common Units vest monthly thereafterfor 36 months. In both cases, the entire unvested profit interest will become fully vested upon a "Change of Control" of Sylvan or Sylvan Ventures. Mr. Becker and Mr. Hoehn-Saric are entitled to receive allocations and distributions of Sylvan Ventures' profit during the period of their respective employment for both the vested and unvested portions of the profit interest. However, the entire unvested profit interest will be forfeited upon termination of employment, except to the extent vesting is accelerated in connection with such termination as provided in the Employment Agreements. The Profit Interest Plan will terminate upon the completion of the transaction with Educate, described earlier in the Proxy Statement.

        Under Sylvan Ventures' Profit Interest Plan and its Limited Liability Company Agreement, the maximum profit interest allocable to all Common Units granted under the Profit Interest Plan is 20% (assuming that all 100 Common Units reserved under the Profit Interest Plan are granted). Consequently, each Common Unit of profit interest entitles the holder to receive a maximum of 0.2% of Sylvan Ventures' profits, if any. In the event of a qualified initial public offering of Sylvan Ventures, Inc. ("SVI") or other corporate successor of Sylvan Ventures, all profit interests will convert (upon approval of the Sylvan Ventures' Board) into common stock or options based on the valuation of Sylvan Ventures, and holders of profit interests will receive stock options or warrants for additional shares of common stock so that the total equity stake of such holders immediately prior to such offering is equal to 20% (or, if less, that portion of the maximum 20% profit interest actually granted under the Profit Interest Plan).

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

        The Compensation Committee consists of Messrs. Berg, McGuire and Miller. Mr. Miller was an investor in a limited liability company from which Sylvan had previously purchased learning centers in Boston, Atlanta and Pittsburgh and to whom Sylvan made a final payment on a contractual earn-out from that transaction. Neither of the other two directors on the Compensation Committee was a party to any transaction with Sylvan which requires disclosure under applicable regulations of the SEC.

Compensation of Executive Officers and Directors

        Compensation of Executive Officers.    The following table shows for the years ended December 31, 2002, 2001 and 2000, compensation paid by Sylvan, including salary, bonuses, stock options and certain other compensation, to its Chief Executive Officer and each of its other most highly compensated executive officers on December 31, 2002 (the "Named Executive Officers"):

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary $	Bonus $	Other Annual $ Compensation (1)	Shares Underlying Options(#)		All Other Compensation (2)
Douglas L. Becker Chairman of the Board and Chief Executive Officer	2002 2001 2000	425,000 385,000 350,000	385,000 315,000 —	6,600 6,600 6,600	— 100,000 —		$ $	1,704,005 1,621,801 —
R. Christopher Hoehn-Saric Chairman of the Board and Chief Executive Officer — Sylvan Ventures	2002 2001 2000	385,000 385,000 350,000	115,500 350,000 —	6,600 6,600 6,600	— — —		$ $	1,703,505 1,621,801 —
Peter J. Cohen President and Chief Operating Officer	2002 2001 2000	312,500 297,500 261,667	229,500 202,500 74,700	6,600 6,600 6,600	— — —		$ $	604,650 905,900 —
Raph Appadoo President and Chief Executive Officer —International Universities	2002 2001 2000	262,500 250,000 225,481	250,000 187,500 93,750	6,600 6,600 6,050	— — 37.95	(3)	$ $	— 9,952 16,015
Sean R. Creamer Senior Vice President and Chief Financial Officer	2002 2001 2000	238,333 191,667 150,417	121,800 152,800 155,250	6,600 6,600 6,600	— 50,000 —			— — —
William Dennis Chief Operating Officer and Chief Financial Officer — International Universities	2002 2001 2000	243,000 52,067 —	290,000 — —	6,600 1,650 —	3.40 10.12 —	(3) (3)	$ $	45,272 1,330 —
Paula R. Singer President and Chief Executive Officer — Online Higher Education	2002 2001 2000	237,837 223,750 204,792	78,750 105,000 0	6,600 6,600 6,600	— — —			$312,906 — —
B. Lee McGee Executive Vice President	2002 2001 2000	250,360 250,000 250,000	75,000 250,000 250,000	6,600 6,600 6,600	— — —		$ $	787,746 256,950 —

(1)
The amounts in this column represent automobile allowances for each of the named officers.
(2)
The amounts in this column represent stock option exercises by Messrs. Becker, Hoehn-Saric, McGee, Cohen and Ms. Singer; relocation expenses and housing allowance for Mr. Dennis, hired in October 2001; and relocation expense for Mr. Appadoo, hired in 2000.
(3)
Shares represent options granted in Sylvan International B.V.

        Option Grants in Last Fiscal Year.    No Sylvan options were granted to the Named Executive Officers in 2002. In January 2002, Mr. Dennis was granted 3.4 options to purchase common stock of SIBV, subject to a three-year vesting schedule.

        Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values.    The following table sets forth certain information concerning the exercise of stock options, the number of unexercised options and the value of unexercised options at the end of 2002 for the Named Executive Officers. Value is considered to be, in the case of exercised options, the difference between exercise price and market price on the date of exercise and, in the case of unexercised options and exercisable options, the difference between exercise price and market price at December 31, 2002.

Name	Shares Acquired Upon Exercises	Value Realized	Number of Securities Underlying Unexercised Options @ YE (1)		Value of Unexercised In-the-money Options @ Year End (1), (2)
Douglas L. Becker	75,000	$1,704,005	1,848,911 45.55 66,667	(E) (E)(2) (U)	$ $	5,576,350 9,375,985 —	(E) (E) (U)
R. Christopher Hoehn-Saric	75,000	$1,703,505	1,298,070 45.55 —	(E) (E)(2) (U)	$ $	5,178,775 9,375,985 —	(E) (E) (U)
Peter J. Cohen	50,000	$604,650	84,750 34,000	(E) (U)	$ $	33,500 98,700	(E) (U)
Raph Appadoo	—	—	22.78 15.17	(E)(2) (U)(2)	$ $	4,688,040 3,125,360	(E) (U)
Sean R. Creamer	—	—	60,250 49,750	(E) (U)	$ $	49,628 36,098	(E) (U)
William Dennis	—	—	2.71 10.81	(E)(2) (U)(2)	$ $	927,645 1,855,289	(E) (U)
Paula R. Singer	28,125	$312,906	116,250 15,000	(E) (U)	$ $	227,400 49,350	(E) (U)
B. Lee McGee	50,000	$787,623	347,407 84,790	(E) (U)		$324,544 —	(E) (U)

(1)
(E) = Exercisable; (U) = Unexercisable

(2)
Messers. Becker, Hoehn-Saric, Appadoo and Dennis have options in securities of a subsidiary of Sylvan, for which there is no public trading market. To determine the value of unexercised in-the-money options, fair market value as determined by the Sylvan Board of Directors was used in lieu of public market value.

Equity Compensation Plans

        The following tables set forth information regarding outstanding options and shares reserved for future issuance under the plans listed below which are Sylvan's only equity-based compensation plans, as of December 31, 2002. There are no outstanding warrants or rights other than options under these plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders	7,316,933	$18.53	1,860,910
Equity Compensation Plans Not Approved by Security Holders*	—	—	500,000

Total	7,316,933	$18.53	2,360,910

        * This plan was approved by the Sylvan Board of Directors in February 2003 to facilitate the exchange of options previously granted by SIBV to its employees for options to purchase shares of Sylvan Common Stock upon the consummation of the Apollo transaction. This exchange of options is necessary to effect the transaction with Educate (an entity associated with Apollo Management), as described earlier in this Proxy Statement. No director or executive officer of Sylvan is entitled to participate in this plan.

        The 2003 Stock Incentive Plan is administered by the Board or by a committee or officer appointed by the Board. The Administrator shall be empowered to take all actions to carry out the purpose and intent of the plan, to administer and interpret all documents relevant to the plan and all actions taken and decisions and determinations. The number of shares of Sylvan Common Stock available for awards under the plan shall not exceed an aggregate of 500,000 shares. All employees or others providing bonafide services to the Company or an affiliate are eligible to participate, but directors and executive officers are excluded from participation. The plan may grant nonstatutory stock options, stock appreciation rights, phantom stock, performance awards, or any other stock based award under the Plan. The Board reserves the right to terminate the Plan at any time or modify or amend the Plan.

Employment Contracts

        Messrs. Becker and Hoehn-Saric have employment contracts with Sylvan, with terms ending June 30, 2004. These agreements provide for Mr. Becker's employment by Sylvan as Chairman and Chief Executive Officer, and Mr. Hoehn-Saric's employment by SVI as Chairman and Chief Executive Officer.

        The Employment Agreements provide that Mr. Becker and Mr. Hoehn-Saric will each serve as a member of the Board of Managers (the "Ventures Board") of Sylvan Ventures, as a member of the Board of Directors of SVI (the "SVI Board"), and as a member of Sylvan Ventures' Investment Committee. Mr. Becker's Employment Agreement also provides that Mr. Becker will serve as a member of the Board of Directors of Sylvan (the "Sylvan Board"), and at the direction of the Sylvan Board, Mr. Becker will devote up to 50% of his business time and energies to Sylvan Ventures and SVI, with Sylvan Ventures required to reimburse Sylvan for a prorata portion of Mr. Becker's compensation, benefits and (if applicable) severance.

        The Employment Agreements provide for an initial annual base salary of $350,000 for each of Mr. Becker and Mr. Hoehn-Saric, subject to annual review by the Sylvan Board or its Compensation Committee (for Mr. Becker) and the SVI Board or its Compensation Committee (for Mr. Hoehn-Saric). Each of the Employment Agreements provides for an annual target bonus of up to 100% of base salary, with the bonus criteria being determined annually by the Sylvan Board (for Mr. Becker) and the SVI Board (for Mr. Hoehn-Saric).

        Mr. Becker and Mr. Hoehn-Saric each also may receive additional compensation under the Employment Agreements and Sylvan Ventures' Membership Profit Interest Plan. For a description of this additional compensation, see "Certain Relationships and Related Transactions."

        In addition to the base salary, bonus and profit interests, the Employment Agreements provide that Mr. Becker and Mr. Hoehn-Saric are entitled to participate in all benefit programs, plans or arrangements made available by Sylvan (in Mr. Becker's case) or SVI (in Mr. Hoehn-Saric's case) to their executives and key management employees. Each of Mr. Becker and Mr. Hoehn-Saric are also entitled to a $2.5 million life insurance policy during their period of employment.

        If either Mr. Becker's or Mr. Hoehn-Saric's employment is terminated as a result of death or "Total Disability," Sylvan (in Mr. Becker's case) or SVI (in Mr. Hoehn-Saric's case) must pay all amounts accrued under the Employment Agreement prior to termination. The portion of any unvested profit interest that would have become vested by the first anniversary of such termination will become immediately vested, and the entire remaining unvested profit interest will be forfeited.

        If either Mr. Becker's or Mr. Hoehn-Saric's employment is terminated by Sylvan (in Mr. Becker's case) or SVI (in Mr. Hoehn-Saric's case) for "Good Cause," or by Mr. Becker or Mr. Hoehn-Saric without a "Good Reason," Sylvan or SVI must pay all amounts accrued under the Employment Agreement prior to termination, but the entire remaining unvested profit interest will be forfeited.

        If either Mr. Becker or Mr. Hoehn-Saric is terminated by Sylvan (in Mr. Becker's case) or SVI (in Mr. Hoehn-Saric's case) without Good Cause, or by Mr. Becker or Mr. Hoehn-Saric for a Good Reason, Sylvan or SVI must continue to pay such officer's base salary (at the rate in effect during the year of termination) until the earlier of June 30, 2004 or the third anniversary of the date of termination (the "Severance Period"). In addition, to the extent permitted by law or the applicable insurance contracts, Sylvan or SVI must permit such officer to continue to participate in Sylvan's or SVI's insurance programs on the same basis as other executives until the earlier of the end of the Severance Period or the first anniversary of the date of termination. In lieu of the annual bonus described above, Sylvan or SVI must pay an annual "Assumed Bonus" for each year during the Severance Period, with the Assumed Bonus for a termination in 2001 being the actual bonus paid to such officer for 2000, and the Assumed Bonus for a termination after 2001 being the average of the actual bonuses paid to such officer for the two years immediately preceding the termination. Finally, the entire remaining unvested profit interest will become immediately vested.

        Mr. Becker's Employment Agreement provides that, during his term of employment or within 15 days after the expiration or termination thereof (other than termination by Sylvan with or without Good Cause, or termination as a result of Mr. Becker's death or Total Disability), Mr. Becker may notify the Ventures' Board or the SVI Board that he desires to be engaged by Sylvan Ventures or SVI as Co-Chief Executive Officer with Mr. Hoehn-Saric (or as Chief Executive Officer following termination of Mr. Hoehn-Saric's employment). If the Sylvan Board approves the request (or, solely in the case of termination of employment by Mr. Becker for Good Reason, without the approval), and Sylvan Ventures or SVI fail to engage Mr. Becker on substantially similar terms to those set forth in Mr. Hoehn-Saric's Employment Agreement (or Sylvan Ventures or SVI terminates such engagement without Good Cause within one year), Sylvan Ventures (or Sylvan, if the Sylvan Board and Ventures Board are under common control by independent directors) must pay Mr. Becker the severance benefits and compensation described above for a termination without Good Cause (such payment being in lieu of the severance package otherwise payable by Sylvan in the case of termination by Mr. Becker for Good Reason). In the event, following a termination of employment by Mr. Becker for Good Reason, Sylvan Ventures or SVI engages Mr. Becker on such terms, Sylvan is not required to pay the severance package otherwise payable upon termination for Good Reason.

        In the Employment Agreements, each of Mr. Becker and Mr. Hoehn-Saric has agreed not to disclose or use, except as required by law or court order, any "Trade Secrets or Confidential or Proprietary Information." In addition, during the term of employment and for a period of one year after the termination or expiration thereof, each of Mr. Becker and Mr. Hoehn-Saric has agreed not to engage, directly or indirectly, in specified activities and businesses that are competitive with Sylvan, Sylvan Ventures and/or SVI, and not to solicit or hire, directly or indirectly, the employees of Sylvan, Sylvan Ventures and/or SVI. These restrictions are subject to several exceptions, including that Mr. Becker and Mr. Hoehn-Saric are permitted to solicit and hire each other following termination of employment, and Mr. Becker and Mr. Hoehn-Saric are permitted to hold certain passive investments. In addition, the scope of restricted competition is limited after termination of employment by Sylvan or SVI without "Good Cause," by Mr. Becker or Mr. Hoehn-Saric for a "Good Reason" or following a "Change of Control," or if the employment term is not extended upon its expiration.

        Mr. Hoehn-Saric's employment contract will terminate upon completion of the transaction with Educate, as described earlier in the Proxy Statement.

Compensation Committee Report

        Introduction.    The Compensation Committee consists of three non-employee directors, none of whom has ever been an officer or employee of Sylvan. The function of the Compensation Committee is to recommend to the Board of Directors policies regarding Sylvan's compensation of, and to recommend specific compensation for, Sylvan's executive officers. The Compensation Committee's responsibilities also include administering Sylvan's stock option plans and making decisions regarding option grants to officers and other key employees. The Compensation Committee also periodically reviews Sylvan's employee benefit plans that are intended to qualify under Section 401 of the Internal Revenue Code to determine whether any changes to those plans may be appropriate. The Compensation Committee meets at least once a year to review management performance and compensation, to recommend to the Board bonuses and option grants for current personnel and to establish performance objectives for each officer. The Compensation Committee also meets on an as-needed basis to recommend compensation for newly created or expanded executive positions.

        Compensation Philosophy and Approach.    The principal elements of Sylvan's Executive Compensation Program consist of both annual and long-term compensation, including base salary and annual incentive cash bonuses and, at appropriate times, long-term incentive compensation in the form of stock options. The Committee has put primary emphasis on long-term incentive stock options based upon its belief that Mr. Becker should have a significant portion of his compensation contingent upon increases in the market price of Sylvan Common Stock and to a lesser extent the success of Sylvan Ventures and that Mr. Hoehn-Saric should have a significant portion of his compensation dependent upon the success of Sylvan Ventures. Aided by the review of a compensation consulting firm, the Compensation Committee continues to believe that this approach and philosophy is appropriate.

        Base Salaries.    Sylvan's executive officer base salary levels are submitted for approval by the Board based on the Compensation Committee recommendations. In establishing compensation for Messrs. Becker and Hoehn-Saric, the Compensation Committee utilized recommendations of a compensation consulting firm. Based on the consulting firm's analysis of executive compensation, the base salary of Mr. Becker was set at $425,000 in 2002, $385,000 in 2001, $350,000 in 2000 and $300,000 in 1999 and 1998. Mr. Hoehn-Saric's base compensation was set at $385,000 in 2002 and 2001, $350,000 in 2000 and $300,000 in 1999 and 1998.

        Annual Incentive Cash Bonus.    In addition to base salaries, executive officers of Sylvan are eligible to receive annual cash bonuses, at the discretion of the Board of Directors. Cash bonuses are determined on the basis of (a) the overall financial performance of Sylvan and (b) annual personal performance objectives for each officer, established by the Compensation Committee at the beginning of the year.

        Sylvan's executive officers may be offered by the Compensation Committee the alternative of receiving stock options in lieu of cash bonuses. The number of options for executive officers is determined by dividing the cash bonus by the share price of Sylvan Common Stock as of the date of receiving the bonus and multiplying the result by five. These options are fully vested on grant.

        Long-term Incentive Stock Options.    Options are granted to executive officers and other key employees whom the Compensation Committee determines to be important to the future growth and profitability of Sylvan. Based upon performance criteria similar to those applicable to cash bonuses for executives, the Compensation Committee determines the employees to whom options will be granted, the number of shares covered by each grant and the exercise price and vesting period for each grant. The Compensation Committee typically grants stock options with relatively long vesting periods, creating strong incentives for recipients to remain employees.

        Messrs. Hoehn-Saric and Becker had been entitled to annual stock option grants under Sylvan's 1993 Management Stock Option Plan based on Sylvan's performance compared to profitability targets established by the Compensation Committee. In 1996, the 1993 Management Stock Option Plan was discontinued, and in 1996 and 1997 Messrs. Hoehn-Saric and Becker received grants from the stockholder-approved 1996 Senior Management Stock Option Plan. In 1998, Messrs. Hoehn-Saric and Becker received grants from the 1998 Stock Incentive Plan.

        In June 2000, Mr. Hoehn-Saric forfeited all of his unvested Sylvan options upon taking the position of Chairman and CEO of Sylvan Ventures. In September 2001, the Compensation Committee cancelled 75,000 unvested options of Mr. McGee and converted another 75,000 options to three-year vesting. The 150,000 options were subject to performance vesting requirements which were no longer achievable due to the sale of the Prometric business.

        Mr. Becker had 252,000 unvested options subject to the same perfomance vesting, and these options were converted to a four-year vesting schedule with accelerated vesting by the Board based on Sylvan's achieving its year-end earnings per share goals beginning December 2001. In December 2001, the Board awarded Mr. Becker an additional 100,000 options subject to four-year vesting schedule, but subject to accelerated vesting on the same earnings per share criteria.

        Equity Position in Sylvan's International B.V..    In June of 1999, Messrs. Hoehn-Saric and Becker were each granted fully vested options to purchase approximately 3.5% of the common stock of SIBV at a total exercise price of $1,716,750.

        Mr. Appadoo was granted options to purchase approximately 3.0% of the common stock of SIBV, subject to a five-year vesting schedule, at a total exercise price of $1,299,375. Mr. Dennis was granted 13.52 options to purchase common stock of SIBV, subject to a three-year vesting schedule, at a total exercise price of $935,070.

        CEOs' and President's Compensation.    Mr. Hoehn-Saric served as Chief Executive Officer and Chairman of the Board from April 1993 through June 2000, and served as President from 1988 to 1993. In June 2000, Mr. Hoehn-Saric became Chairman and CEO of Sylvan Ventures. Mr. Becker has served as President of Sylvan since April 1993, and served as CEO of the Sylvan Learning Center division of Sylvan from February 1991 to April 1993. In December 1995, Mr. Becker was named Co-Chief Executive Officer of Sylvan. In June 2000, Mr. Becker became Chairman and Chief Executive Officer of Sylvan.

        Messrs. Hoehn-Saric and Becker may earn incentive cash bonuses based on Sylvan Ventures' and Sylvan's actual annual financial performance respectively, as compared to the annual operating budget and the accomplishment of specific objectives established at the beginning of the year by the Compensation Committee. Financial performance accounts for 80% of the potential bonus and the remaining 20% is based on the subjective determination by the Compensation Committee as to accomplishment of the specific objectives.

        In March 2002, the Compensation Committee recommended, and the Board of Directors approved, a cash bonus for Mr. Hoehn-Saric of $115,500 and for Mr. Becker of $385,000. These bonuses were based on financial performance and accomplishment of specific objectives in 2001 as described above. In 2001 Mr. Hoehn-Saric was paid a bonus of $350,000 and Mr. Becker a bonus of $315,000. No bonus payments were made to Messrs. Hoehn-Saric and Becker in 2000 for the 1999 objectives.

        Mr. Peter Cohen's 2002 compensation was a base amount of $300,000, with an incentive cash bonus of up to 100% of the base salary based 75% on Sylvan's actual annual financial performance and 25% on specific individual performance objectives established at the beginning of the year by the CEO. Mr. Cohen's bonus award in 2002 for 2001 performance was $229,500.

                      Mr. James H. McGuire – Chairman
                      Mr. John A. Miller
                      Mr. Laurence M. Berg

Audit Committee Report

        The following is the report of the Audit Committee with respect to Sylvan's audited consolidated financial statements for the fiscal year ended December 31, 2002, which include the consolidated balance sheets as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2002, and the notes thereto. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that it is specifically incorporated by reference in such filing.

        The Audit Committee operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are James H. McGuire, John A. Miller, Laurence M. Berg and David A. Wilson.

        The Audit Committee met with management periodically during the year to consider the adequacy of the Company's internal controls, the objectivity of its financial reporting and all critical accounting policies and practices. The Audit Committee discussed these matters with the Company's independent auditors and with appropriate Company financial personnel. The Audit Committee also discussed with the Company's senior management and independent auditors the process used for certifications by the Chief Executive Officer and Chief Financial Officer required by the Sarbanes-Oxley Act of 2002 for certain of the Company's filings with the SEC.

        The Audit Committee met privately with the independent auditors, Ernst & Young LLP ("E&Y"), who have unrestricted access to the Audit Committee.

        The Audit Committee appointed E&Y as the Company's independent auditors after reviewing that firm's performance and its independence, to be ratified by shareholders.

        Management has primary responsibility for the Company's financial statements and the overall reporting process, including the Company's system of internal records.

        E&Y audited the annual financial statements prepared by management, expressed an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles and discussed with the Audit Committee any issues they believed should be raised with the Audit Committee.

        The Audit Committee reviewed with management and E&Y, the Company's independent auditors, the Company's audited financial statements and met separately with both management and E&Y to discuss and review those financial statements and reports prior to issuance. Management has represented, and E&Y has confirmed, to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed with E&Y their judgments as to the quality, not just the acceptability of the Company's accounting principles, and also discussed with management and E&Y their assessments of the Company's internal records.

        The Audit committee received from and discussed with E&Y the written disclosure and the letter required by Independence Standards Board Standard No.1 (Independence Discussions with Audit Committees). These items relate to the firm's independence from the Company. The Audit Committee also discussed with E&Y matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees) of the Auditing Standards Board of the American Institute of Certified Public Accounts to the extent applicable.

Conclusion

        In reliance on these reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 to be filed with the SEC.

                      Mr. David A. Wilson – Chairman
                      Mr. James H. McGuire
                      Mr. John A. Miller
                      Mr. Laurence M. Berg

Stock Performance Graph

        Under the rules of the Securities and Exchange Commission, Sylvan is required to provide a five-year comparison of the cumulative total stockholder return on Sylvan Common Stock with that of a broad equity market index and either a published industry index, or a Sylvan-constructed peer group index.

        The following graph compares the cumulative total stockholder return on Sylvan Common Stock during the period beginning December 31, 1997 and ending December 31, 2002, with the cumulative total return on the CRSP Total Return Index for the NASDAQ Stock Market (US Companies), and two Sylvan-constructed peer group indices. Due to the pending transaction, Sylvan has chosen to change to a peer group more closely related to the post-secondary education business. The companies included in the new peer group index are Strayer Education, Inc. (STRA), Apollo Group, Inc. (APOL), DeVry, Inc. (DV), Career Education Corp. (CECO), Corinthian Colleges, Inc. (COCO), Education Management Corp. (EDMC) and ITT Educational Services (ESI). These companies are all exclusively in the post-secondary education business. The old peer group index is comprised of Edison Schools, Inc. (EDSN), Nobel Learning Communities, Inc. (NLCI) and Renaissance, Inc. (RLRN). The comparison assumes $100 was invested on December 31, 1997 in Sylvan Common Stock and in each of the other two indices. It also assumes reinvestment of any dividends.

        Sylvan does not make, nor does it endorse, any predictions as to future stock performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG SYLVAN LEARNING SYSTEMS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX,
A NEW PEER GROUP AND AN OLD PEER GROUP

* $100 Invested on 12/31/97 in stock or index—including reinvestment of dividends.
Fiscal year ending December 31.

Sylvan Management

        Executive Officers and Directors.    The current executive officers and directors of Sylvan are:

Current Directors

Name	Age	Position
Douglas L. Becker	37	Director, Chief Executive Officer, Chairman of the Board
R. Christopher Hoehn-Saric	40	Director, Chief Executive Officer and Chairman of the Board of Managers of Sylvan Ventures
James H. McGuire	59	Director, Chairman of the Compensation Committee, Member of the Audit Committee and Special Committee
R. William Pollock	74	Director, Member of the Special Committee and Nominating Committee
Laurence M. Berg	37	Director, Member of the Compensation and Audit Committees
Michael S. Gross	41	Director
John A. Miller	49	Director, Member of the Audit Committee, Nominating Committee, Compensation Committee and Special Committee
Richard W. Riley	69	Director, Chairman of the Nominating Committee
David A. Wilson	61	Director, Chairman of the Special Committee, Chairman of the Audit Committee

Current Executive Officers

Name	Age	Position
Peter Cohen	48	President, Chief Operating Officer
B. Lee McGee	47	Executive Vice President — Sylvan Ventures
Raph Appadoo	52	President and Chief Executive Officer — Sylvan International Universities
Sean R. Creamer	38	Senior Vice President, Chief Financial Officer — Sylvan Learning Systems, Inc.
Paula R. Singer	49	President, Chief Executive Officer — Sylvan Online Higher Education
William C. Dennis, Jr	59	Chief Operating and Financial Officer — Sylvan International Universities

        Information relating to Sylvan's executive officers (other than Messrs. Hoehn-Saric and Becker) is set forth below. See "Information Concerning Nominees" and "Information Concerning Continuing Directors" above for information relating to Messrs. Hoehn-Saric and Becker and the other Sylvan directors.

        Peter Cohen.    Mr. Peter Cohen became President and Chief Operating Officer of Sylvan in February 2000. He was the President of the Learning Center Division from September 1996 to February 2000. Prior to joining Sylvan, he was the Chief Executive Officer of The Pet Practice, an 85 hospital veterinary business. He previously served as Vice President of Sales for National Media Corporation and Senior Vice President of Corporate Operations for Nutri-System Weight Loss Centers.

        B. Lee McGee.    Mr. McGee became Executive Vice President of Sylvan Ventures in February 2000. Mr. McGee held the position of Executive Vice President and Chief Financial Officer

of Sylvan and its predecessor entities from 1987 to February 2000. Prior to joining Sylvan, Mr. McGee was employed with Kinder-Care Learning Centers, Inc. as Assistant Controller and Regional Manager for a five-state area.

        Raph Appadoo.    Mr. Appadoo has served as President and CEO of Sylvan International Universities since its inception in February 2000. From January 1996 to February 2000, Mr. Appadoo was Executive Vice President of Aetna's international division, as well as Senior Vice President for Business Development and CFO of that division. Before then, he held treasurer positions at Merrill Lynch and General Motors, as well as Business Manager at Raytheon Company.

        Sean R. Creamer.    Mr. Creamer has been Chief Financial Officer of Sylvan Learning Systems since April 2001 and was named Senior Vice President in September 2001. He held the position of Vice President, Corporate Finance from June 2000 to September 2001, and was named Sylvan Corporate Treasurer in February 2001. Prior to joining Sylvan in 1996 as Vice President of Tax, Mr. Creamer held a number of senior positions in the Corporate Tax department at Mobil Corporation. Before then, he worked for the accounting firm of Price Waterhouse. He has been a CPA since 1987.

        Paula R. Singer.    Ms. Singer has served as President and CEO of Sylvan Online Higher Education since July 2001. From October 1996 until July 2001, she was a divisional president of Sylvan Educational Solutions. Before joining Sylvan in 1993, Ms. Singer held several senior positions at American Learning Corporation, a subsidiary of Encyclopedia Britannica.

        William C. Dennis, Jr.    Mr. Dennis has served as COO and CFO of Sylvan International Universities since October 2001. Previously, Mr. Dennis was President and COO of International Assets Holding Corp., a financial securities brokerage firm specializing in international securities. Prior to joining IAAC, Mr. Dennis was CFO of Tucker Anthony Sutro (formerly know as Freedom Securities Corporation), a Boston-based brokerage firm. His other experiences include CFO of Merrill Lynch Capital Markets as well as several senior international positions with Exxon Corporation.

        There are no family relationships among any of the executive officers or directors of Sylvan. Executive officers of Sylvan are elected by the Sylvan Board on an annual basis and serve at the discretion of the Sylvan Board.

Stock Ownership of Certain Beneficial Owners, Directors and Management

        The following table sets forth information regarding the beneficial ownership of Sylvan Common Stock as of March 31, 2003 by (i) each person or entity that we know beneficially owns more than 5% of Sylvan Common Stock, (ii) each director and director nominee, (iii) the Chief Executive Officer and each of the other Named Executive Officers and (iv) all directors and Executive Officers as a group. Unless otherwise indicated, the named persons exercise sole voting and investment power over the shares shown as beneficially owned by them.

	Beneficially Owned
Name	Number	Percent
Executive Officers, Directors and Employees:
Douglas L. Becker (1)	2,174,448	5.31
Peter Cohen (2)	119,422	*
Sean R. Creamer (3)	140,811	*
R. Christopher Hoehn-Saric (4)	1,526,572	3.73
R. William Pollock	3,099,842	7.57
James H. McGuire (5)	42,500	*
Laurence Berg (6)	30,000	*
Michael S. Gross (7)	30,000	*
David A. Wilson (8)	10,000	*
Richard Riley (9)	15,000	*
John A. Miller (10)	22,151	*
B. Lee McGee (11)	433,399	*
Paula Singer (12)	132,028	*
Raph Appadoo	9,755	*
William C. Dennis	—	—
All directors and Executive Officers as a group (15 persons)	7,785,928	19.00

*
Represents beneficial ownership of not more than one percent of the outstanding Sylvan Common Stock.

The address of each of the above stockholders is c/o Sylvan Learning Systems, Inc. 1001 Fleet Street, Baltimore, MD 21202.

(1)
Includes options to purchase 1,915,578 shares of Sylvan Common Stock.

(2)
Includes options to purchase 118,750 shares of Sylvan Common Stock.

(3)
Includes options to purchase 140,000 shares of Sylvan Common Stock.

(4)
Includes options to purchase 1,298,078 shares of Sylvan Common Stock.

(5)
Includes options to purchase 42,500 shares of Sylvan Common Stock.

(6)
Includes options to purchase 30,000 shares of Sylvan Common Stock.

(7)
Includes options to purchase 30,000 shares of Sylvan Common Stock.

(8)
Includes options to purchase 5,000 shares of Sylvan Common Stock.

(9)
Includes options to purchase 15,000 shares of Sylvan Common Stock.

(10)
Includes options to purchase 5,000 shares of Sylvan Common Stock.

(11)
Includes options to purchase 432,197 shares of Sylvan Common Stock.

(12)
Includes options to purchase 131,250 shares of Sylvan Common Stock.

II.    AUDITOR RATIFICATION

        The Audit Committee of the Board of Directors has appointed Ernst & Young LLP (E&Y) to serve as Sylvan's independent accountants for the year ending December 31, 2003. E&Y has served as independent auditors of Sylvan since 1991. A partner of the firm is expected to be present at the Annual Meeting and available to respond to appropriate questions and will have an opportunity to make a statement if he or she desires to do so.

	2001	2002
	(in millions)
Audit Services	$1.9	$2.8
Audit-Related Services	$0.5	$1.0
Tax Services	$0.5	$1.0
All Other Fees	—	—

        In the above table, fees that Sylvan paid to Ernst & Young in 2001 and 2002 are set forth in accordance with the new rules and regulations of the Securities and Exchange Commission ("SEC"). Audit Services are fees Sylvan paid E&Y for the audit of Sylvan's consolidated financial statements and the reviews of Sylvan's consolidated financial statements, assistance with and review of documents filed with the SEC, consent procedures, accounting consultations related to transactions and the adoption of new accounting pronouncements, statutory audits required internationally, and audits of subsidiaries required by statute or regulation. Audit-Related Services principally include audit services for other Sylvan subsidiaries requested to be audited by Sylvan and professional services related to financial due diligence for Sylvan's acquisitions of other business. Tax Services primarily include tax compliance and planning services. E&Y did not provide any other services in 2001 or 2002. The Audit Committee considered whether E&Y's providing non-audit services is compatible with their maintaining their independence.

        The affirmative vote of a majority of the shares of Sylvan Common Stock present in person or represented by proxy at the Annual Meeting is required for ratification of the selection of E&Y as Sylvan's independent auditors.

        The Board of Directors unanimously recommends that the stockholders vote "FOR" the ratification of the selection of E&Y as Sylvan's Independent Auditors.

III.    OTHER MATTERS

        The Board of Directors knows of no other matters to be presented for action at the meeting other than those mentioned above; however, if any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote on such matters in accordance with his judgment as to the best interests of Sylvan.

STOCKHOLDER PROPOSALS

        Any stockholder proposals intended to be presented at Sylvan's 2003 Annual Meeting must have been received by Sylvan's Secretary not later than December 20, 2002 for inclusion in this Proxy Statement. No such proposals were received.

        Any stockholder that wants to include a proposal in the proxy statement for Sylvan's 2004 Annual Meeting must send the proposal to Sylvan Learning Systems, Inc., Attn: Secretary, at 1001 Fleet Street, Baltimore, Maryland 21202. Proposals must be received on or before December 31, 2003 to be included in next year's proxy statement.

        Stockholders intending to present a proposal at Sylvan's 2004 Annual Meeting but not to include the proposal in our proxy statement must comply with the requirements set forth in our Bylaws. The

Bylaws require, among other things, that a stockholder submit a written notice of intent to present such a proposal that is received by Sylvan's Secretary no more than 120 days and no less than 90 days prior to the anniversary of the mailing date of the preceding year's annual meeting proxy statement. Therefore, we must receive notice of such a proposal for the 2004 Annual Meeting no earlier than December 31, 2003 and no later than January 30, 2004. If the notice is received before December 31, 2003 or after January 30, 2004, it will be considered untimely and we will not be required to present it at the 2004 Annual Meeting.

MISCELLANEOUS

        A copy of the Sylvan's Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission, excluding exhibits thereto, may be obtained without charge, by writing Investor Relations, Sylvan Learning Systems, Inc., 1001 Fleet Street, Baltimore, Maryland 21202 or by telephoning (410) 843-8000. Sylvan's Annual Report to stockholders for the year ended December 31, 2002, including its consolidated financial statements, is being mailed to all stockholders entitled to vote at the 2003 Annual Meeting separately from this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material. The Annual Report provides additional information about Sylvan.

                      BY ORDER OF THE BOARD OF DIRECTORS

                      Robert W. Zentz
                      Secretary

Baltimore, Maryland
April 30, 2003

SYLVAN LEARNING SYSTEMS, INC.

Dear Stockholder:

Please take note of the important information with this Proxy Ballot. There are a number of issues related to the management and operation of your Company that require immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted, then sign the card, detach it and return your proxy vote in the enclosed prepaid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, June 17, 2003.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Robert W. Zentz
Secretary

PROXY
SYLVAN LEARNING SYSTEMS, INC.
1001 Fleet Street, Baltimore, Maryland 21202

The undersigned hereby constitutes and appoints Douglas L. Becker as Proxy for the undersigned, with full power to appoint his substitutes, and authorizes him to represent and to vote all shares of Common Stock of Sylvan Learning Systems, Inc. (the "Company") held by the undersigned as of the close of business on April 28, 2003 at the Annual Meeting of Stockholders to be held at the Pier Five Hotel, 711 Eastern Avenue, Baltimore, Maryland 21202, on Tuesday, June 17, 2003 at 10:00 a.m., local time, and at any adjournments or postponements thereof.

1.    Proposal to elect the following persons as directors for the class indicated, and until their successors are duly elected and qualified:

    Class III—3 year Term Nominees:

    R. William Pollock
    Laurence M. Berg
    Wolf H. Hengst

2.    Proposal to ratify the selection of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 2003.

The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders and the Proxy Statement with respect thereto, and hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.

Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature must be that of an authorized officer who should state his or her title.

QuickLinks

SYLVAN LEARNING SYSTEMS, INC. 1001 Fleet Street Baltimore, Maryland 21202 (410) 843-8000
PROXY STATEMENT
INTRODUCTION
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN* AMONG SYLVAN LEARNING SYSTEMS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX, A NEW PEER GROUP AND AN OLD PEER GROUP
STOCKHOLDER PROPOSALS
MISCELLANEOUS
SYLVAN LEARNING SYSTEMS, INC.
PROXY SYLVAN LEARNING SYSTEMS, INC. 1001 Fleet Street, Baltimore, Maryland 21202